Supplement dated September 30, 2015

to Pricing Supplement dated September 18, 2015,
product prospectus supplement EQUITY LINKED INDEX NOTES,
SERIES A dated July 9, 2015, prospectus supplement dated
December 1, 2014 and prospectus dated December 1, 2014 (together, the “Note Prospectus”)

Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-200089

The Bank of Nova Scotia

$27,745,000

Equity Linked Index Notes, Series A

Linked to the Raymond James CEFR Domestic Equity Price Return Index

Due September 21, 2018

CUSIP: 064159GS9

(the “notes”)

This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, Scotia Capital (USA) Inc., and any of our respective affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Initial Level for the notes was defined in the final Pricing Supplement dated September 18, 2015 (the “Pricing Supplement”). The Initial Level was defined as the simple average of the Closing Levels of the Reference Asset on each Valuation Date during the Initial Averaging Period. The Initial Averaging Period was defined as the first nine Trading Days (each such Trading Day, a “Valuation Date”) on which no market disruption event occurs or is continuing, beginning on and including the Trade Date.

The final of the nine Trading Days on which no market disruption event occurred or were continuing occurred on September 30, 2015. The simple average of the Closing Levels of the Reference Asset on each Valuation Date during the Initial Averaging Period is 1,005.73.

Therefore, the Initial Level for the notes is 1,005.73.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Additional Risks” beginning on page P-10 of the Pricing Supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement EQUITY LINKED INDEX NOTES, SERIES A, and “Risk Factors” beginning on page S-2 of the prospectus supplement and page 6 of the prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Pricing Supplement dated September 18, 2015: https://www.sec.gov/Archives/edgar/data/9631/000089109215008290/e66084_424b2.htm
•	Product prospectus supplement EQUITY LINKED INDEX NOTES, SERIES A dated July 9, 2015: https://www.sec.gov/Archives/edgar/data/9631/000089109215006204/e65075-424b5.htm
•	Prospectus supplement dated December 1, 2014: https://www.sec.gov/Archives/edgar/data/9631/000089109214008993/e61583-424b3.htm
•	Prospectus dated December 1, 2014: https://www.sec.gov/Archives/edgar/data/9631/000089109214008992/e61582_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 9631. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to The Bank of Nova Scotia.